UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 4, 2014

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On February 4, 2014 (the “Notes Closing Date”), SFX Entertainment, Inc., a Delaware corporation (the “Company”), issued $220.0 million aggregate principal amount of its 9.625% second lien senior secured notes due 2019 (the “Notes”) in a private offering (the “Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company used a portion of the net proceeds of the Offering to repay the entire amount outstanding under the Company’s former $75.0 million first lien term loan facility (the “Old First Lien Term Loan”) and pay related fees and expenses, and intends to use a portion of the net proceeds of the offering to fund the purchase price of its previously announced planned acquisition of Rock World (as defined below).

In addition, on February 7, 2014 (the “Revolver Closing Date”), the Company entered into a credit agreement (the “New Credit Agreement”), dated as of the Revolver Closing Date, with the lenders party thereto and Barclays Bank PLC, as administrative agent, letter of credit issuer and swingline lender, which provides for a $30.0 million revolving credit facility (the “Revolver”), which includes a $10.0 million subfacility for loans in certain approved currencies other than US dollars and a $7.5 million subfacility for letters of credit.

9.625% Second Lien Senior Secured Notes due 2019

In connection with the issuance of the Notes, on the Notes Closing Date, the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”), entered into an indenture governing the Notes (the “Indenture”).  The Notes are second-priority lien senior secured obligations of the Company and are fully and unconditionally guaranteed by the Company’s present and future wholly owned domestic subsidiaries that guarantee the indebtedness under the New Credit Agreement, as well as the Company’s non-wholly owned domestic subsidiary, SFX-Nightlife Operating, LLC  (collectively, the “Guarantors”).  The Notes and the guarantees thereof are secured by a second-priority lien on substantially all of the present and future assets of the Company and the Guarantors, subject to certain exceptions and permitted liens.  The Notes will mature on February 1, 2019 and accrue interest at a rate of 9.625% per annum, which is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2014.

At any time on or after February 1, 2016, the Company may redeem all or a portion of the Notes at the redemption prices set forth in the Indenture.  Prior to February 1, 2016, the Company may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus any accrued or unpaid interest thereon and a “make-whole” premium.  In addition, at any time before February 1, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of certain equity offerings, subject to certain conditions, at a redemption price of 109.625% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

The holders of the Notes have the ability to require the Company to repurchase all or any part of the Notes if the Company experiences specific kinds of changes in control or engages in certain asset sales, in each case at the repurchase prices and subject to the terms and conditions set forth in the Indenture.

The Indenture contains certain covenants which are customary with respect to non-investment grade debt securities, including limitations on the Company’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, make any distribution in respect of, redeem or repurchase stock, make certain investments or other restricted payments, enter into certain types of transactions with affiliates, incur liens, apply proceeds from certain asset sales or events of loss, and consolidate or merge with or into other entities or otherwise dispose of all or substantially all of its assets.  These covenants are subject to a number of important limitations and exceptions.

The Indenture also provides for customary events of default, including cross payment defaults to other specified debt of the Company and certain of its subsidiaries.  In the case of an event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to the Company, then the principal, premium, if any, and accrued and unpaid interest, if any, of all Notes will become due and payable without any declaration or act on the part of the Trustee or any holder of Notes.  If any other event of default occurs and is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all Notes due and payable.  In the case of a declaration of the acceleration of the Notes because an event of default has occurred, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such declaration and its consequences if, among other conditions set forth in the Indenture, the Company has paid or deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee under the Indenture and all overdue interest on all Notes, and all events of default (other than the non-payment of principal of the Notes that has become due solely by such declaration of acceleration) have been cured or waived.

The Notes and the related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This Current Report on Form 8-K (this “Current Report”) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The foregoing description of the Indenture and the Notes in this Current Report does not purport to be complete and is qualified in its entirety by reference to (i) the Indenture, including the form of the Notes attached thereto, a copy of which is attached as Exhibit 4.1 to this Current Report and is incorporated herein by reference, (ii) the Second Lien Notes Collateral Agreement, dated as of the Notes Closing Date, among the Company, the Guarantors and the Notes Collateral Agent, (iii) the Second Lien Trademark Security Agreement, dated as of the Notes Closing Date, made by the Company and the Guarantors party thereto in favor of the Notes Collateral Agent, (iv) the Second Lien Patent Security Agreement, dated as of the Notes Closing Date, made by the Company and the Guarantors party thereto in favor of the Notes Collateral Agent and (v) the First Lien/Second Lien Intercreditor Agreement, dated as of the Revolver Closing Date, among Barclays Bank PLC, as credit agreement agent and first-priority agent, U.S. Bank National Association, as notes collateral agent and second-priority collateral agent, the Company and the Guarantors (the “Intercreditor Agreement”), as described below, copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which the Company intends to file in March 2014.

New Credit Agreement

On the Revolver Closing Date, the Company entered into the New Credit Agreement, which provides for the Revolver.  Commitments under the Revolver may be increased by an aggregate amount of up to the sum of (A) the greater of (1) $30.0 million and (2) 100% of Consolidated EBITDA, as defined in the New Credit Agreement, of the Company and its subsidiaries for the four quarter period ending immediately on or prior to the date of such increase plus (B) all interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company or its subsidiaries that are guarantors, would have accrued, whether or not a claim is allowed against the Company or such subsidiary for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or other amounts owed to the lenders under the New Credit Agreement and all hedging obligations related thereto less (ii) the aggregate commitments under the New Credit Agreement then outstanding, subject to certain terms and conditions specified in the New Credit Agreement. The Revolver will mature on February 7, 2017, subject to extension pursuant to the terms of the New Credit Agreement.

Interest Rates and Fees. Interest under the Revolver is payable, at the option of the Company, either at a base rate plus a margin or a Eurodollar-based rate plus a margin. Interest is payable, in the case of loans bearing interest based on the Eurodollar-based rate, in arrears at the end of the applicable interest period (and, for interest periods longer than three months, every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The base rate for any date is the per annum rate equal to the highest of (x) a prime rate, (y) the federal funds effective rate plus 0.50% and (z) an adjusted Eurodollar rate for a one-month term plus 1.00%.  The margin is, initially, (a) 3.50% per annum with respect to revolving loans bearing interest based on the base rate, or (b) 4.50% per annum with respect to revolving loans bearing interest based on the Eurodollar-based rate, in each case subject to adjustment after delivery of the audited financial statements for the fiscal year ending December 31, 2013, based on the Company’s first lien net leverage ratio, as defined in the New Credit Agreement.

The Company is required to pay a per annum letter of credit fee on the daily maximum amount then available to be drawn under letters of credit issued under the New Credit Agreement equal to the margin for revolving loans bearing interest based on the Eurodollar-based rate, calculated on a 360-day basis and payable quarterly in arrears, plus a fronting fee of 0.125% per annum on the daily maximum amount then available to be drawn under such letters of credit, also calculated on a 360-day basis and payable quarterly in arrears, and the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the letter  of credit issuer. In addition, the Company is required to pay a per annum commitment fee on the average daily unused portion of the Revolver, which is 0.50% initially, calculated on a 360-day basis and payable quarterly in arrears.

Security/Guarantors. The Revolver is guaranteed by the Guarantors. The Revolver is secured, subject to certain exceptions, by a first-priority security interest in substantially all of the assets and property of the Company and the Guarantors. If the Company or any of the Guarantors provide additional guarantees or collateral to support the Notes, the same guarantees or collateral must be provided to support the obligations owing under the New Credit Agreement.

Mandatory Prepayments. On any date on which the aggregate principal amount of the total borrowings under the New Credit Agreement exceed the aggregate commitments by the lenders under the New Credit Agreement, the Company must immediately pay to the administrative agent an amount equal to such excess.  In addition, if the administrative agent notifies the Company at any time that the outstanding amount of all loans under the New Credit Agreement denominated in certain approved currencies other than US dollars exceeds a specified limit then in effect, which is initially $10.0 million, the Company must prepay loans in an aggregate amount sufficient to reduce such outstanding amount to an amount no greater than such limit.

Covenants. The New Credit Agreement contains customary affirmative covenants including covenants related to financial statements and other information, collateral reporting, notices of material events, conduct of the business, payment of obligations, maintenance of properties and insurance, submission to certain inspections, compliance with laws and agreements, use of proceeds and letters of credit, subsidiary guarantees, cash management, and additional collateral and further assurances. The New Credit Agreement also contains customary negative covenants that, subject to certain exceptions, qualifications and ‘‘baskets,’’ generally limit the ability to incur debt, create liens, make restricted payments, make certain investments, prepay or redeem certain debt, enter into certain transactions with affiliates, change fiscal year, enter into restrictions on distributions from subsidiaries, and enter into certain merger or asset sale transactions. The New Credit Agreement also contains financial covenants to comply with a maximum total leverage ratio and a minimum interest coverage ratio on a quarterly basis. Such financial covenants and certain restrictions on the incurrence of indebtedness and the consummation of acquisition and other investments will not be applicable to the Company until the Company has borrowed any amounts or obtained any letters of credit under the New Credit Agreement. The Company may not borrow or otherwise request a letter of credit under the Revolver unless, among other things, it would have a total leverage ratio of no more than 4.50:1.00 on a pro forma basis after giving effect to such borrowing or letter of credit and the aggregate amount of cash and cash equivalents of the Company and its subsidiaries has been reduced by at least $100.0 million as compared to February 4, 2014.

Events of Default. The New Credit Agreement also contains customary events of default for a transaction of this type. If an event of default under the New Credit Agreement occurs and is continuing, the administrative agent may, and at the request of lenders holding more than 50.0% of the sum of the outstanding amounts and unused commitments under the Revolver and, will, take any or all of the following actions: (i) declare all outstanding obligations under the New Credit Agreement to be immediately due and payable and require the Company to cash collateralize all outstanding letters of credit issued under the New Credit Agreement, (ii) terminate all commitments under the New Credit Agreement or (iii) exercise the rights and remedies available under the New Credit Agreement and any related loan documents.  In addition, if, among other things, the Company or any of its restricted subsidiaries, as defined in the New Credit Agreement, does not pay its debts as such debts become due or any bankruptcy, insolvency, liquidation or similar proceeding is instituted by or against any such party, then any outstanding obligations under the New Credit Agreement (including obligations to cash collateralize outstanding letters of credit issued under the New Credit Agreement) will automatically become immediately due and payable without any further act by the administrative agent or any lender.

In connection with the entry into the New Credit Agreement, the Company and the Guarantors acknowledged and agreed to the Intercreditor Agreement. The Intercreditor Agreement provides, among other things, that the liens on the collateral securing the Notes and related obligations will be junior and subordinate in all respects to the liens on the collateral securing the Revolver and related obligations.

The foregoing description of the New Credit Agreement and the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to (i) the New Credit Agreement, (ii) the Intercreditor Agreement, (iii) the First Lien Guarantee and Collateral Agreement, dated as of the Revolver Closing Date, among the Company, the Guarantors and Barclays Bank PLC, as collateral agent (in such capacity, the “Credit Agreement Collateral Agent”), (iv) the First Lien Trademark Security Agreement, dated as of the Revolver Closing Date, made by the Company and the Guarantors party thereto in favor of the Credit Agreement Collateral Agent, and (v) the First Lien Patent Security Agreement, dated as of the Revolver Closing Date, made by the Company and the Guarantors party thereto in favor of the Credit Agreement Collateral Agent, copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which the Company intends to file in March 2014.

Item 1.02           Termination of a Material Definitive Agreement.

As described above in “Item 1.01 - Entry into a Material Definitive Agreement” of this Current Report, the Company used a portion of the proceeds of the Offering to repay the entire amount outstanding under the Old First Lien Term Loan provided by the credit agreement (the “Old Credit Agreement”), dated March 15, 2013, as amended, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, the lenders party thereto and Barclays Bank PLC, as administrative agent, and related fees and expenses.  Upon such repayment on the Notes Closing Date, the Old Credit Agreement, and the related Guarantee and Collateral Agreement, dated March 15, 2013, by and among the grantors party thereto and Barclays Bank PLC, as collateral agent, were terminated.

In connection with the termination of the Old Credit Agreement, the Guarantee Agreement, dated as of March 15, 2013, as amended, between Robert F.X. Sillerman and Barclays Bank PLC, pursuant to which Mr. Sillerman personally guaranteed all of the Company’s obligations under the Old Credit Agreement, was terminated on the Notes Closing Date.

As previously disclosed, on December 12, 2013, the Company entered into a letter of credit and reimbursement agreement (the “LC Agreement”) with Deutsche Bank AG (“Deutsche Bank”) in which Deutsche Bank issued an irrevocable standby letter of credit that provided the financing required for the Company to exercise its option to acquire a fifty percent (50%) interest in a newly formed entity that, following a series of consolidation transactions with certain shareholders of Rock World S.A. (“Rock World”), will own eighty percent (80%) of the equity shares of Rock World, a Brazilian company engaged in the entertainment business, including the organization of music festivals held under the “Rock in Rio” name. Upon the closing of the Offering, the LC Agreement and related agreements were terminated.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in “Item 1.01 - Entry into a Material Definitive Agreement” of this Current Report is incorporated herein by reference.

Item 7.01             Regulation FD Disclosure.

On February 5, 2014, the Company issued the press release attached hereto as Exhibit 99.1 regarding Paolo Moreno, et al, vs. SFX Entertainment, et al. The press release attached to this Current Report as Exhibit 99.1 is incorporated herein by reference.

The information in Item 7.01 of this Current Report, including the press release attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including the press release attached hereto as Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Item 8.01             Other Events.

On the Notes Closing Date, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed herewith as Exhibit 99.2 and incorporated by reference in this Item 8.01.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits

No.	Description

4.1*

Indenture, dated as February 4, 2014, among SFX Entertainment, Inc., as issuer, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee and collateral agent, including the form of 9.625% Second Lien Senior Secured Notes due 2019.

99.1**	Press release, dated February 5, 2014
99.2*	Press release, dated February 4, 2014

*                                       Filed herewith.

**           Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: February 7, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director